 As filed with the Securities and Exchange Commission on November 4, 1999
                                                     Registration No. 333-85515
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               ---------------

                             Amendment No. 7
                                      to
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ---------------

                           Wireless Facilities, Inc.
            (Exact name of Registrant as specified in its charter)

            Delaware                            7380                         13-3818604
 (State or other jurisdiction of    (Primary Standard Industrial          (I.R.S. Employer
 incorporation or organization)      Classification Code Number)       Identification Number)

                               ---------------

                         9805 Scranton Road, Suite 100
                              San Diego, CA 92121
                                (858) 824-2929
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                               ---------------

                             Massih Tayebi, Ph.D.
                            Chief Executive Officer
                           Wireless Facilities, Inc.
                         9805 Scranton Road, Suite 100
                              San Diego, CA 92121
                                (858) 824-2929
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  Copies To:

            Frederick T. Muto, Esq.                       Bruce M. McNamara, Esq.
            Lance W. Bridges, Esq.                         Virginia W. Wei, Esq.
            Nancy D. Krueger, Esq.                        Robert C. Atherton, Esq.
              Cooley Godward LLP                      Wilson Sonsini Goodrich & Rosati
       4365 Executive Drive, Suite 1100                      650 Page Mill Road
              San Diego, CA 92121                           Palo Alto, CA 94304
                (858) 550-6000                                 (650) 493-9300

                               ---------------

       Approximate date of commencement of proposed sale to the public:
     As soon as practicable after the effective date of this Registration
                                  Statement.

                               ---------------

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration serial number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ---------------

  Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

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

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   The following table sets forth all expenses payable by the Registrant in connection with the sale of the common stock being registered. All of the amounts shown are estimates except for the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

                                                                     Amount to
                                                                      be Paid
                                                                     ----------
   SEC Registration fee............................................. $   19,460
   NASD filing fee..................................................      7,500
   Nasdaq National Market listing fee...............................     95,000
   Blue sky qualification fees and expenses.........................      2,500
   Director and officer liability insurance.........................     10,000
   Printing and engraving expenses..................................    150,000
   Legal fees and expenses..........................................    400,000
   Accounting fees and expenses.....................................    275,000
   Transfer agent and registrar fees................................      3,000
   Miscellaneous....................................................     37,540
                                                                     ----------
       Total........................................................ $1,000,000
                                                                     ==========

Item 14. Indemnification Of Officers And Directors

   Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

   The Registrant's certificate of incorporation and bylaws include provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by
Section 102(b)(7) of the General Corporation Law of Delaware (the "Delaware Law") and (ii) require the Registrant to indemnify its directors and officers to the fullest extent permitted by Section 145 of the Delaware Law, including circumstances in which indemnification is otherwise discretionary. Pursuant to
Section 145 of the Delaware Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Registrant believes that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate the directors' duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware Law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the Registrant or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director's duty to the Registrant or its stockholders when the director was aware or should have been aware of a risk of serious injury to the Registrant or its stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Registrant or its stockholders, for improper transactions between the director and the Registrant and for improper distributions to stockholders and loans to directors and officers. The provision also does not affect a director's responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

   The Registrant has entered into indemnity agreements with each of its directors and executive officers that require the Registrant to indemnify such persons against all expenses, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or an executive officer of the Registrant or any of its affiliated enterprises, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

   At present, there is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

   The Registrant has an insurance policy covering the officers and directors of the Registrant with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

Item 15. Recent Sales of Unregistered Securities

   Since December 14, 1994 (inception), the Company has sold and issued the following unregistered securities:

   1. During the period, the Company granted incentive stock options with an exercise price of $.0033 per share to employees, officers and directors of the Company under its 1996 Stock Plan (the "1996 Plan") covering an aggregate of 1,012,500 shares of the Company's Common Stock. All of the options granted under the 1996 Plan were either exercised prior to December 31, 1998 or expired on that date. No options remain outstanding under the 1996 Plan.

   2. During the period, the Company issued 29,100,000 shares of its Common Stock to employees, board members and Sean Tayebi for $655,000, 3,245,190 of which the Company repurchased in August of 1998. An additional 780,720 shares were issued pursuant to the exercise of incentive stock options granted under the 1996 and 1997 Plans and non-statutory stock options granted outside the plans, 25,132 of which the Company repurchased at market value on the date of repurchase, and 600,000 shares were issued pursuant to the exercise of the 1997 and 1998 Warrants.

   3. In August 1998, pursuant to the terms of an equity financing of the Company, the Company issued an aggregate of 1,682,692 shares of Series A Preferred Stock to Oak Investment Partners VIII, Limited Partnership, Worldview Technology Partners I, L.P., Worldview Technology International I, L.P., Worldview Strategic Partners I, L.P., Fred Warren and Stanford University for $20,999,996.16.

   4. In February 1999, pursuant to the terms of an equity financing of the Company, the Company issued an aggregate of 2,727,273 shares of Series B Preferred Stock to Oak Investment Partners VIII, Limited Partnership, Oak VIII Affiliates Fund, LP, Worldview Technology Partners I, L.P., Worldview Technology International I, L.P., Worldview Strategic Partners I, L.P., for $15,000,001.50.

   5. In January 1999, we entered into an agreement for the purchase of the assets of B Communications International, Inc. The purchase price the Company paid for such assets consisted of approximately $2,900,000 in cash and notes and warrants to purchase 240,381 shares of its Common Stock at an exercise price of $4.16 per share.

   6. In June 1999, the Company entered into an agreement for the purchase of the assets of C.R.D., Inc. The purchase price we paid for such assets consisted of indebtedness, approximately $540,000 in cash and warrants to purchase 4,000 shares of our Common Stock at an exercise price of $5.50 per share.

   The sales and issuances of securities in the transactions described in paragraphs (1) and (2) above were deemed to be exempt from registration under the Securities Act by virtue of Rule 701 promulgated thereunder (in that they were offered and sold either pursuant to written compensatory benefit plans or pursuant to a written contract relating to compensation, as provided by Rule
701) or were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) and/or Regulation D promulgated thereunder.

   The sales and issuances of securities in the transactions described in paragraphs (3) through (6) above were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) and/or Regulation D promulgated thereunder.

   The recipients represented their intention to acquire the securities for investment purposes only and not with a view to the distribution thereof. Appropriate legends are affixed to the stock certificates issued in such transactions. Similar legends were imposed in connection with any subsequent sales of any such securities. All recipients either received adequate information about the Company or had access, through employment or other relationships, to such information.

Item 16. Exhibits And Financial Statement Schedules

   (a) Exhibits.

 Exhibit
 Number                          Description of Document
 -------                         -----------------------
  1.1    Form of Underwriting Agreement.*

  3.1 Amended and Restated Certificate of Incorporation, as currently in effect.*

  3.2 Form of Restated Certificate of Incorporation, to be filed and become effective prior to the closing of this offering.*

  3.3 Form of Restated Certificate of Incorporation, to be filed and become effective upon the closing of this offering.*

  3.4    Bylaws, as currently in effect.*

  3.5 Form of Bylaws, as amended to become effective upon the closing of this offering.*

  4.1    Reference is made to Exhibits 3.1, 3.2, 3.3, 3.4 and 3.5.

  4.2    Specimen Stock Certificate.*

  5.1    Opinion of Cooley Godward LLP.

 10.1    1997 Stock Option Plan.*

 10.2 Form of Stock Option Agreement pursuant to the 1997 Stock Option Plan and related terms and conditions.*

 10.3    1999 Equity Incentive Plan.*

 10.4    Form of Stock Option Agreement pursuant to the 1999 Equity Incentive
         Plan.*

 10.5    1999 Employee Stock Purchase Plan and related offering documents.*

 10.6    R&D Building Lease by and between the Company and Sorrento Tech
         Associates as amended.*

 10.7    Credit Agreement by and among the Company, various banks and Imperial
         Bank dated as of September 17, 1999.

 10.8    Second Amended and Restated Investor Rights Agreement by and among the
         Company and certain stockholders of the Company dated as of September
         17, 1999.*

 Exhibit
 Number                          Description of Document
 -------                         -----------------------

 10.9 Employment Offer Letter by and between the Company and Scott Fox dated as of April 9, 1999.*

 10.10 Form of Indemnity Agreement by and between the Company and certain officers and directors of the Company.*

 10.11 Amended Promissory Note from the Company to Masood K. Tayebi dated as of August 2, 1999.*

 10.12   Amended Promissory Note from the Company to Massih Tayebi dated as of
         August 2, 1999.*

 10.13   Amended Promissory Note from the Company to Sean Tayebi dated as of
         August 2, 1999.*

 10.14   Form of Warrant Agreement by and between the Company and each of Scott
         Anderson and Scot Jarvis dated as of February 28, 1997.*

 10.15 Form of Subscription and Representation Agreement by and between the Company and each of Scott Anderson and Scot Jarvis dated as of February 28, 1997.*

 10.16   Form of Warrant Agreement by and between the Company and each of Scott
         Anderson and Scot Jarvis dated as of February 1, 1998.*

 10.17 Form of Bill of Sale and Assignment Agreement by and between the Company and each of Massih Tayebi and Masood K. Tayebi dated as of June 30, 1999.*

 10.18   Assignment of Note by and among the Company, Masood K. Tayebi and
         Massih Tayebi dated as of June 30, 1999.*

 10.19   Form of Promissory Note from each of Masood K. Tayebi and Massih
         Tayebi to the Company dated as of June 30, 1999.*

 10.20   Form of Promissory Note from each of Masood K. Tayebi and Massih
         Tayebi to the Company dated as of June 30, 1999.*

 10.21   Services Agreement by and between WFI de Mexico S. de R.L. de C.V. and
         Ericsson Telecom, S.A. de C.V. dated as of August 4, 1999.+

 10.22   Amended and Restated Master Services Agreement by and between the
         Company and TeleCorp Holding Communications, Inc., dated as of October
         12, 1999.

 10.23   Master Services Agreement by and between the Company and Nextel
         Partners Operating Corp. dated as of January 18, 1999.+

 10.24 Agreement by and between the Company and Siemens Aktiengesellschaft, Berlin and Munchen, Federal Republic of Germany, represented by the Business Unit Mobile Networks.+

 10.25   Master Services Agreement by and between the Company and Triton PCS,
         Operating Company, L.L.C. dated as of January 19, 1998, as amended.+

 10.26   Microwave Relocation Services Agreement by and between Entel
         Technologies, Inc. and Triton PCS Operating Company, L.L.C. dated as of February 11, 1998.+

 10.27   Site Development Services Agreement by and between Entel Technologies,
         Inc. and Triton PCS, Inc. dated as of December 10, 1997.+

 10.28 Sales Agreement for Products and Services by and between the Company and Integrated Ventures, LLC dated as of April 19, 1999.+

 10.29   Settlement Agreement and Mutual General Releasee by and between the
         Company and Total Outsourcing, Inc dated as of June 30, 1999.*

 10.30 Straight Note from Scott Fox and Kathleen W. Fox to the Company dated as of July 8, 1999.*

 10.31   Master Services Agreement by and between the Company and Metricom,
         Inc. dated as of September 21, 1999. +

 Exhibit
 Number                         Description of Document
 -------                        -----------------------

 21.1    List of subsidiaries.*

 23.1    Consent of KPMG LLP, Independent Public Accountants.*

 23.2    Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.

 23.3    Consent of M.R. Weiser LLP, Independent Public Accountants.*

 24.1    Power of Attorney. Reference is made to page II-6 of the Registration
         Statement filed on August 18, 1999.

 27      Financial Data Schedule.*

--------
+ Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

 *  Previously filed.

 (b) Financial Statement Schedules.

   Schedule II--Valuation and Qualifying Accounts.

  All other schedules are omitted because they are not required, are not applicable or the information is included in our financial statements or notes thereto.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 7 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, County of San Diego, State of California, on November 4, 1999.

                                          By:     /s/ Thomas A. Munro
                                             ----------------------------------
                                                      Thomas A. Munro
                                                  Chief Financial Officer

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 7 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             Signature                           Title                    Date
             ---------                           -----                    ----

                 *                   Chief Executive Officer and    November 4, 1999
____________________________________ Director
           Massih Tayebi             (Principal Executive
                                     Officer)

                 *                   President and Director         November 4, 1999
____________________________________
         Masood K. Tayebi

      /s/ Thomas A. Munro            Chief Financial Officer        November 4, 1999
____________________________________ (Principal Financial and
          Thomas A. Munro            Accounting Officer)

                 *                   Director                       November 4, 1999
____________________________________
           Scott Anderson

                 *                   Director                       November 4, 1999
____________________________________
           Bandel Carano

                 *                   Director                       November 4, 1999
____________________________________
            Scot Jarvis

   /s/ Thomas A. Munro
*By: __________________________
        Thomas A. Munro

                                 EXHIBIT INDEX

 Exhibit
 Number                          Description of Document
 -------                         -----------------------
  1.1    Form of Underwriting Agreement.*

  3.1 Amended and Restated Certificate of Incorporation, as currently in effect.*

  3.2 Form of Restated Certificate of Incorporation, to be filed and become effective prior to the closing of this offering.*

  3.3 Form of Restated Certificate of Incorporation, to be filed and become effective upon the closing of this offering.*

  3.4    Bylaws, as currently in effect.*

  3.5 Form of Bylaws, as amended to become effective upon the closing of this offering.*

  4.1    Reference is made to Exhibits 3.1, 3.2, 3.3, 3.4 and 3.5.

  4.2    Specimen Stock Certificate.*

  5.1    Opinion of Cooley Godward LLP.

 10.1    1997 Stock Option Plan.*

 10.2 Form of Stock Option Agreement pursuant to the 1997 Stock Option Plan and related terms and conditions.*

 10.3    1999 Equity Incentive Plan.*

 10.4    Form of Stock Option Agreement pursuant to the 1999 Equity Incentive
         Plan.*

 10.5    1999 Employee Stock Purchase Plan and related offering documents.*

 10.6    R&D Building Lease by and between the Company and Sorrento Tech
         Associates as amended.*

 10.7    Credit Agreement by and among the Company, various banks and Imperial
         Bank dated as of September 17, 1999, as amended.

 10.8    Second Amended and Restated Investor Rights Agreement by and among the
         Company and certain stockholders of the Company dated as of September
         17, 1999.*

 10.9 Employment Offer Letter by and between the Company and Scott Fox dated as of April 9, 1999.*

 10.10 Form of Indemnity Agreement by and between the Company and certain officers and directors of the Company.*

 10.11 Amended Promissory Note from the Company to Masood K. Tayebi dated as of August 2, 1999.*

 10.12   Amended Promissory Note from the Company to Massih Tayebi dated as of
         August 2, 1999.*

 10.13   Amended Promissory Note from the Company to Sean Tayebi dated as of
         August 2, 1999.*

 10.14   Form of Warrant Agreement by and between the Company and each of Scott
         Anderson and Scot Jarvis dated as of February 28, 1997.*

 10.15 Form of Subscription and Representation Agreement by and between the Company and each of Scott Anderson and Scot Jarvis dated as of February 28, 1997.*

 10.16   Form of Warrant Agreement by and between the Company and each of Scott
         Anderson and Scot Jarvis dated as of February 1, 1998.*

 10.17 Form of Bill of Sale and Assignment Agreement by and between the Company and each of Massih Tayebi and Masood K. Tayebi dated as of June 30, 1999.*

 10.18   Assignment of Note by and among the Company, Masood K. Tayebi and
         Massih Tayebi dated as of June 30, 1999.*

 Exhibit
 Number                          Description of Document
 -------                         -----------------------
 10.19   Form of Promissory Note from each of Masood K. Tayebi and Massih
         Tayebi to the Company dated as of June 30, 1999.*

 10.20   Form of Promissory Note from each of Masood K. Tayebi and Massih
         Tayebi to the Company dated as of June 30, 1999.*

 10.21   Services Agreement by and between WFI de Mexico S. de R.L. de C.V. and
         Ericsson Telecom, S.A. de C.V. dated as of August 4, 1999.+

 10.22   Master Services Agreement by and between the Company and TeleCorp
         Amended and Restated Communication, Inc. dated as of October 12, 1999.


 10.23   Master Services Agreement by and between the Company and Nextel
         Partners Operating Corp. dated as of January 18, 1999.+

 10.24 Agreement by and between the Company and Siemens Aktiengesellschaft, Berlin and Munchen, Federal Republic of Germany, represented by the Business Unit Mobile Networks.+

 10.25   Master Services Agreement by and between the Company and Triton PCS,
         Operating Company, L.L.C. dated as of January 19, 1998, as amended.+

 10.26   Microwave Relocation Services Agreement by and between Entel
         Technologies, Inc. and Triton PCS Operating Company, L.L.C. dated as of February 11, 1998.+

 10.27   Site Development Services Agreement by and between Entel Technologies,
         Inc. and Triton PCS, Inc. dated as of December 10, 1997.+

 10.28 Sales Agreement for Products and Services by and between the Company and Integrated Ventures, LLC dated as of April 19, 1999.+

 10.29   Settlement Agreement and Mutual General Releasee by and between the
         Company and Total Outsourcing, Inc dated as of June 30, 1999.*

 10.30 Straight Note from Scott Fox and Kathleen W. Fox to the Company dated as of July 8, 1999.*

 10.31   Master Services Agreement by and between the Company and Metricom,
         Inc. dated as of September 21, 1999. +

 21.1    List of subsidiaries.*

 23.1    Consent of KPMG LLP, Independent Public Accountants.*

 23.2    Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.

 23.3    Consent of M.R. Weiser LLP, Independent Public Accountants.*

 24.1    Power of Attorney. Reference is made to page II-6 of the Registration
         Statement filed on August 18, 1999.

 27      Financial Data Schedule.*

--------
+ Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

 *  Previously filed.